EXHIBIT 28 (p) (vi)
CODE OF ETHICS
REVISED JANUARY 2010

Piedmont Investment Advisors, LLC (PIA) CODE OF ETHICS
1. General Provisions
1.1 Professional Responsibilities.
Piedmont Investment Advisors, LLC is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940. PIA is dedicated to providing effective and proper professional investment management services to a wide variety of institutional clients. PIA’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with PIA.
PIA serves as an investment manager for various pension plans registered with the Securities and Exchange Commission, as well as institutional advisory clients. When used herein, the term “client” includes any investment company, assets of which PIA manages, co-manages or for which it otherwise provides portfolio management services, and to institutional investors for whom PIA provides investment supervisory services or manages investment advisory accounts.
The SEC and the courts have stated that portfolio management professionals, including registered investment advisers, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice, and failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act. Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.
PIA is required to adopt a Code of Ethics pursuant to Rule 204A-1. This Code of Ethics is based on the principle that PIA and each of its employees owe a fiduciary duty to its clients and a duty to comply with federal and state securities laws and all other applicable laws.
In meeting its fiduciary responsibilities to our clients, PIA has promulgated this Code of Conduct (the “Code”) regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest.
The provisions of this Code are not meant to be all-inclusive but are intended as a guide for employees of PIA in the conduct of their personal securities trading. It is also intended to lessen the chance of any misunderstanding between PIA and our employees regarding such trading activities. In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”). The CCO may under circumstances that are considered appropriate, or after consultation with the Management Committee, grant exceptions to the provisions contained in this manual only when it is clear that the interests of PIA’s clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees. Adherence to this policy will be monitored by reviewing periodic reports supplied to the CCO.

1.2 Failure to Comply with the Provisions of the Code – Sanctions.
Strict compliance with the provisions of this Code shall be considered a basic condition of employment with PIA. It is important that employees understand the reasons for compliance with this Code. PIA’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment with PIA. Sanctions are listed in section 19.
2. Applicability Of Restrictions And Procedures Of This Code.
Persons covered by this code include:
2.1 Advisory Representatives.
Rule 204-2(a)(12) of the Advisers Act requires generally that any partner, officer, director or any associate who makes, participates in making, or whose activities relate to making any recommendation as to the purchase and/or sale of securities must report his/her personal securities transactions not later than 30 calendar days following the end of each calendar quarter. Such persons are collectively defined under sub-paragraph (A) of this rule as “Advisory Representatives". This reporting requirement also applies to any employee who in the course of his/her duties is privy to information about securities that are being considered by any advisory representative for purchase by our clients. Piedmont Investment Advisors, LLC requires that all advisory representatives report his/her personal security transactions.
2.2 Access Persons. Rule 204A-1 defines “access persons” as employees who are in a position to exploit information about client securities transactions or holdings, thus provides the adviser with a tool to protect its clients. Access persons will include portfolio management personnel and in some organizations, client service representatives who communicate investment advice to clients. Admin, tech and clerical personnel may also be access persons if their functions or duties give them access to nonpublic information. As PIA’s primary business is providing investment advice it is presumed that any officer, of PIA is also an access person. An access person is presumed to be a beneficial owner of securities that are held by his/her immediate family members sharing the access person’s household. PIA requires that all access persons must report his/her personal securities transaction not later than 30 calendar days following each calendar quarter.
2.3 Associated Persons.
Inasmuch as some of our employees are involved in purely administrative duties not involving investment advisory services, they are not considered to be Access Persons. However, certain activities under the Advisers Act and the Investment Company Act apply to all employees of PIA. For those activities under the Advisers Act or the Investment Company Act or any provisions of this Code that apply to all employees of PIA, the term “Associate” or “Associated Person” will be used to collectively describe such employees. All employees are required to file personal security transactions with the CCO.
3. Securities Subject To The Provisions Of This Code:
3.1 Covered Securities
Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act both define the term “Security” as follows:
[A]ny note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Per the SEC No-Action Letter to National Compliance Service dated November 30, 2005, closed-end ETFs are deemed to be covered securities while open-end ETFs are not deemed to be covered securities. Under PIA’s Code of Ethics, however, all ETFs are deemed to be covered securities.
For purposes of this Code, the term “Covered Securities” shall mean all such securities described above except:
•	Securities that are direct obligations of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Purchases effected upon exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer;

•	Shares of money market funds;

•	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund;

•	Any transaction exempt from registration not subject to the prior clearance provisions of this Section.
If there are any questions as to whether a security is “covered” under this Code, the CCO should be contacted for clarification before entering any trade for a personal account.
In addition to the above restrictions and in conjunction with the limitations set forth in section 4, no Covered Person shall purchase or sell any covered security for any account in which he/she has any beneficial interest, if:

3.2 Securities Not Subject to Restrictions.
Security transactions in accounts in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not subject to the trading restrictions of this Section or the reporting requirements of sub-section 5.3. and 5.4 of this Code, however, the Access Person should advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code. Transactions effected pursuant to an automatic investment plan are also not subject to the trading restrictions.
4. Limitations On Personal Trading By Covered Persons
Personal securities transactions by Access Persons are subject to the following trading restrictions:
4.1 Pre-clearance of Transactions
No Covered Person is allowed to buy or sell shares of a covered security without written permission of the CCO.
4.2 Black-Out Periods. No Covered Person may purchase a security if he/she knows that a client of PIA is selling that security or a related security, or has sold such a security within the past five (5) business days. No Access Person may sell a security if he/she knows that a client of PIA is purchasing that security or a related security, or has purchased such a security within the past five (5) business days.
4.3 Short Term Trading.
No Covered Person of PIA may purchase and subsequently sell (or sell and purchase) the same security within any 1 year period, unless such transaction is approved in advance in writing by the CCO, or unless such transaction is necessitated by an unexpected special circumstance involving the Covered Person.
4.4 Potential Conflicts in Trading by Covered Persons for their own Accounts.
In order to avoid any potential conflict of interest between PIA and its clients, securities transactions for the accounts of Covered Persons in the same security as that purchased/sold for advisory accounts managed by PIA, should be entered only after completion of all reasonably anticipated trading in that security for those accounts on any given day.
5. Securities Reporting By Access Persons
5.1 Application of the Code of Conduct to Access Persons of PIA. The provisions of this Code apply to every security transaction, in which an Access Person of PIA has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of his or her minor children who reside with him/her. An Access Person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he/she obtains or may obtain benefits substantially equivalent to those of ownership. An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of his/her immediate family, has a vested interest in the income or corpus of the trust or estate.

If an Access Person believes that he/she should be exempt from the reporting requirements with respect to any account in which he/she has direct or indirect beneficial ownership, but over which he/she has no direct or indirect control in the management process, he/she should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.
The CCO will notify employees when they become an Access Person. The CCO shall maintain a list of access persons.
5.2 On Becoming an Access Person.
Any employee of PIA who during the course of his/her employment becomes an Access Person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an Initial Securities Holdings Report no later than 10 days after the employee becomes an Access Person. This report must be current within 45 days of the date submitted and must include the following information:
•	A list of securities, including the title, number of shares, and/or principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial interest or ownership as of the date the employee became an Access Person;

•	The name of any broker, dealer or bank with whom the Access Person maintained an account, or in any other account in which securities were held for the direct or indirect benefit or ownership of the Access Person;

•	In lieu of the above referenced Initial list of securities, the access person may attach a (most) recent brokerage statement provided that the statement includes a detailed list of holdings.

•	The date the report is submitted to the CCO by the Covered Person.
5.3 Quarterly Transaction Reports. Rule 204-2(a)(12) of the Advisers Act. Every Advisory Representative and/or Covered Person must submit a Personal Securities Transaction Report to the CCO not later than 30 days after the end of each calendar quarter listing all securities transactions executed during that quarter in the Covered Person’s brokerage account(s) or in any account(s) in which the Access Person may have any direct or indirect beneficial interest or ownership. The quarterly Personal Securities Transaction Report must contain the following information:
•	The date of each transaction, the name of the covered security purchased and/or sold, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of the security involved;

•	Both the CUSIP and ticker of the security in question;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price at which the covered security was effected;

•	The name of the broker, dealer or bank through whom the transaction was effected; and

•	The date the report is submitted to the CCO by the Advisory Representative and/or Access Person. (Note: The report must be submitted to the CCO within 30 calendar days following the end of the quarter.)

Piedmont has adopted a policy whereby duplicate confirmations for all pre-cleared transactions be forwarded to the firm’s CCO. Moreover, Access Persons may fulfill their quarterly reporting requirements by attaching all brokerage statements for the period to the attestation form and then signed the form attesting to the fact that the statements reflect all personal securities holdings as well as all security transactions effected during the period.
In addition, the personal securities transaction form will include an affirmation that the respondent has: ☐Reported all security accounts in which he/she has a beneficial interest; ☐ Pre-cleared any and all personal security transactions; ☐ Understands and is in accord with the PIA blackout policy and short-term trading policy; and ☐ Lastly, understands the sanctions that result from any violation.
5.4 Annual Securities Holdings Report. Every Access Person must submit an Annual Personal Securities Holdings Report to the CCO listing all covered securities held by the Access Person as of December 31 of each year. The report must be submitted not later than 30 calendar days following year-end and must be current as of a date no more than 45 days before the report is submitted. The Annual Personal Securities Holding Report must contain the following information:
•	The title, number of shares and principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial ownership interest or ownership;

•	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any covered securities are held for the direct or indirect benefit of the Access Person; and ☐ The date the annual report is submitted by the Access Person to the CCO.
In addition to the reporting provisions of sub-sections 5.3 and 5.4, above, Access Persons will be required to annually read and sign PIA’s Code of Conduct regarding employee securities transactions.
As of and including the most recent Annual Securities Holdings Report, this report is amended to include a review of the individual’s brokerage statements on file with the firm CCO. Upon review, and presuming all holdings are included on statement – then the individual’s attestation and signature fulfills the Section5.4 requirement. This paragraph supersedes that shown above.
6. Reports of Associates’ Securities Trades in Accounts with Broker/Dealers.
All Associates of PIA having account(s) with any broker/dealer must ensure that the account(s) are established so that duplicate copies of trade confirmations and monthly (or quarterly, if applicable) account statements are submitted directly to PIA by the broker/dealer.
In lieu of manually listing each securities transaction on the Personal Securities Transaction Report, an Associate may affix (staple) copies of trade confirmations received during that quarter to his/her report or reference the brokerage statements that are already being sent to PIA. The statements may be accepted as the basis of the Annual Holdings Report, as well as the Personal Securities Transaction Report.
7. Negative Reports. It is the policy of PIA that Personal Securities Transaction Reports be submitted quarterly by all associated persons whether or not securities transactions have occurred in their accounts during the period. Those associates having no securities transactions to report must indicate this fact in his/her quarterly report. The report must then be dated, signed and submitted to the CCO for review.

PIA is required to maintain and enforce their Code of Ethics – including the review of the Personal Securities Transaction Reports. The CCO will review the Personal Securities Transaction Reports for violations of the Code, and compare to the trade blotter.
8. Personal Securities Transactions and Insider Trading.
In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient (tippee) to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base his/her decision to invest or not invest on such information.
     From time to time, pursuant to PIA’s Financial Agency Agreement (FAA) with the Treasury, Piedmont’s Advisory Troubled Asset Relief Program (TARP) unit may have access to non-public information. Under the FAA, non-public information is defined as any information that Treasury provides to PIA pursuant to the FAA, or that PIA obtains or develops pursuant to the FAA, until the Treasury determines that the information is otherwise in writing, or until the information becomes part of the body of public information from a source other than PIA. The handling and dissemination of nonpublic information, including physical separation, data separation and protection , computer data, oversight and incident reporting is dictated by a separate document, namely, PIA’s Organizational and Personal Conflict of interest plan (the “Plan” – Appendix A).
The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an Associate of PIA believes he/she is in possession of inside information, it is critical that he/she not act on the information or disclose it to anyone, but instead advise the CCO, or a principal of PIA accordingly. Acting on such information may subject the Associate to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.
9. Safeguarding of Sensitive Information.
Access persons of PIA are required to safeguard all sensitive information, including information regarding PIA and all clients. No Access Person shall reveal any proposed transactions in Securities by one Client to another Client, any employee of the Firm, or any other person.
1.	Options. Transactions in put or call options are subject to the same criteria as those for the underlying securities.

2.	Dealings with Clients. No Associate may directly or indirectly purchase from or sell to a client of PIA any security. Associates of PIA are prohibited from ever holding customer funds or securities or acting in any capacity as custodian for a client account. Moreover, Associates are prohibited from borrowing money or securities from any PIA client and from lending money to any PIA client, unless the client is a member of the Associates immediate family and the transaction has been approved in writing by the CCO.

3.	Orders Contrary to the Selection Guidelines Buy/Sell Categories.
If there is a client order pending execution that is contrary to PIA’s Buy/Sell category, a similar transaction may not be entered/executed by an Associate until the client’s order has been filled.
13. Margin Accounts. While brokerage margin accounts are discouraged, an Associate may open or maintain a margin account with a brokerage firm with whom the Associate has maintained a regular brokerage account for a minimum of six months. This provision may be waived by the CCO upon written request by the Associate.

14. New Issues.
Associates are prohibited from participating IPOs due to the possibility that such participation may be viewed as a conflict of interest.
1.	Private Placements. No Associate shall purchase any security which is the subject of a private offering, unless prior written approval has been obtained from the CCO.

2.	Short Sales. Associates are prohibited from selling short any security which is held broadly in client portfolios, except that short sales may be made “against the box” in the Associate’s personal account for tax purposes. Short sales executed by Associates must also comply with the other applicable trading restrictions of this Code.

3.	Bonds (Corporate and Municipal).
Purchases and sales of $200,000 or greater, by Associates in their personal transactions of a single bond issue shall not be executed prior to the completion of all client orders pending in the same bond.
18. Other Restricted Activities Applicable to All Associates of PIA:
18.1 Outside Business Interests.
An Associated Person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with PIA’s CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the Associate’s prospective employer without the Associate’s permission.
PIA does not wish to limit any Associate’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, PIA must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by an Associate.
18.2 Personal Gifts. The Associates of PIA and members of their immediate families are discouraged from accepting personal gifts with a nominal value of $100 or more from any party representing a private sector entity when the gift is offered as a result of the Associates status as an employee of PIA. Regardless of the amount, no Associate of PIA of members of their immediate family may accept cash, regardless of the amount, as a gift from any party.
It is an acceptable practice for PIA employees to provide meals, refreshments, entertainment and other business courtesies of reasonable value to non-government persons for programs or work unrelated to Government contracts or subcontracts in support of legitimate business activities.
Because of the complexities of rules governing gifts to government employees, the most prudent course of action is for Associates to avoid giving any gifts at all to such employees. In those limited circumstances where an Associate may deem the acceptance of such gift to be appropriate, the Associate must immediately report the receipt of such gift to the CCO, who will then make a determination regarding whether the gift must be returned to the applicable party.
For more information on PIA’s gift policies, please see the document entitled “Piedmont’s Gift Policy”

18.3 Use of Source Material.
Investment related materials (research reports, investment summaries, etc.) written by Associated Persons of PIA for distribution outside of the company or available to outside parties should be original information and, if appropriate, include proper reference to sources. It is not necessary to reference publicly available information. However, any investment related material referencing PIA or bearing PIA’s name or logo must first be submitted to the CCO for approval and authorization prior to presentation to outside parties.
18. Communications with Clients through Radio, Television and Other Media.
Associates of PIA are encouraged to participate in lectures, seminars, and media appearances where the purpose of such communications is to explain the services offered through PIA. However, the Associate must submit to the CCO for approval, prior to presentation, an outline of any speech or lecture to members of the general public which discusses investments in general or specific securities currently recommended by PIA.
Associates making appearances on radio or television programs as representatives of PIA are prohibited from recommending any specific security, unless such security is currently on PIA’s list of approved investments. In situations where an Associate is asked his/her opinion on the investment merits of a security not on PIA’s recommended list, the Associate should make it clear to the audience that any opinion given is his/her own and not necessarily that of PIA.
Conducting Piedmont Business via social networking websites such as Facebook, Linkedin, etc. for business purposes is prohibited. This does not prevent employees from using these sites for networking/introduction purposes using their own personal email. However, conducting firm business on these sites is prohibited. If an employee wishes to send any Piedmont information or materials they must do so using their Piedmont email. Associate shall not disclose any portion of PIA’s work under the FAA with the Treasury to third parties without the express written permission of the CCO.
During the course of the Treasury FAA, PIA’s FAA Group shall not directly or indirectly make any offer or promise of future employment or business opportunity to, or engage directly or indirectly in any discussion of future employment or business opportunity with, any Treasury employee with personal or direct responsibility for that selection. Associates shall not solicit or obtain from any Treasury employee, directly or indirectly any information that is not public and was prepared for use by the Treasury for the purpose of evaluating a bid, proposal, or offer to enter into an agreement.
19. Sanctions.
PIA encourages all employees to promptly report any known violations of this code to the CCO. Upon discovering that an access person has not complied with the requirements of this Code or committed an infraction, a memo outlining the violation will be placed in the offender’s personnel and compliance file. Violations and subsequent sanctions are thus recorded and monitored over a rolling two year period and will be implemented in the following steps.
1 The first violation will cause an immediate suspension of all personal trading for three months subject to management discretion and a warning letter will be issued.
2 The second violation will require a suspension as well as the participant to disgorge any profits made from the trade in question subject to management discretion. The disgorgement formula is as follows:

(Sale) Profit = Individual’s execution price LESS lowest price at which the stock traded during the blackout period.
(Purchase) Profit = Highest price at which the stock traded during the blackout period LESS Individual’s execution price.
An individual’s third violation places him/her subject to immediate termination as well as a loss of partnership status within Piedmont Investment Advisors, LLC. sanctions may be imposed.
In the event of a financial disgorgement, the individual will make payment to Piedmont Investment Advisors, LLC and the proceeds will be donated to a charity of Piedmont’s choice and not of the individual’s choice.
Material violations of requirements of this Code by employees and any sanctions imposed in connection therewith shall be reported not less frequently than quarterly to the CCO.
20. Recordkeeping.
Rule 204-2(a)(12) as amended requires PIA is required to keep copies of the Codes of Ethics, records of violations of the Code and actions taken as a result of the violation, copies of the signed acknowledgement of receipt of the code by the employees, and all other records relating to the Codes.
PIA is required to maintain the records required under the amended Rules 204-2(a)(12) and (13) for this standard period, subject to special holding requirements for certain categories of records as specified in the amended rules.
The Codes of Ethics will be kept for five (5) years after the last date they were in effect.
The acknowledgement of receipt of the Code and the amendments to the Code will be kept for five (5) years for five years after the individual ceases to be a supervised person.
A list of access persons will be maintained and will include every person who was an access person at any time within the past five (5) years, even if some of them are no longer access persons of PIA.
21. Distribution Of The Code:
Every employee of PIA will be provided a copy of the Code of Ethics and any amendment thereof. PIA requires that each employee acknowledge in writing his/her receipt of those copies and provide that acknowledgement form to the CCO for recordkeeping purposes.
PIA will provide a copy of the current Code of Ethics to clients upon request.

Acknowledgment of Receipt Of Code of Conduct/Ethics
COVERED PERSON OF Piedmont Investment Advisors, LLC
I have read the above Code of Conduct of PIA regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein.
Print Name                                                                                  Signed

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